Exhibit 99.1

CHINA HOUSING & LAND DEVELOPMENT, INC. ANNOUNCES RE-ELECTION OF ALL CURRENT DIRECTORS

XI’AN, China (December 30, 2015) — China Housing & Land Development, Inc. (NASDAQ: CHLN) (the “Company”) announced today that at its 2015 annual meeting of stockholders held on December 30, 2015, Beijing time (December 29, 2015 U.S. Eastern Time), the stockholders re-elected all current members of its board of directors (the “Board”) to hold office until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified. Accordingly, the following individuals have been re-elected to continue serving on the Board:

•	Mr. Pingji Lu, who also serves as the Chairman of the Board;
•	Ms. Jing Lu, who also serves as the Company’s Chief Operating Officer and Secretary;
•	Ms. Fang Nie, who also serves as the Company’s Director of Finance;
•	Mr. Suiyin Gao;
•	Mr. Yusheng Lin;
•	Mr. Maosheng Luo; and
•	Mr. Mingduo Yang.

About China Housing & Land Development, Inc.

Based in Xi'an, the capital city of China's Shaanxi province, China Housing & Land Development, Inc. is a leading developer of residential and commercial properties in northwest China and the first Chinese real estate development company traded on NASDAQ. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China since 1992.

For additional information please contact:
Ms. Jing Lu, Chief Operating Officer, Director, and Investor Relations Officer
+86 29.8258.2639 (Email: jinglu@chldinc.com)
Mr. Bill Zima, ICR, Inc.
+86 10.6583.7511 (Email: william.zima@icrinc.com)